Exhibit 99.1
Live Oak Bancshares Announces Executive Appointments, Including Walter J. Phifer Named as Chief Financial Officer

WILMINGTON, N.C., November 15, 2023 – Live Oak Bancshares announced today that its Board of Directors has made several organizational appointments including naming a new Chief Financial Officer and President of Live Oak Bancshares.

In a natural evolution of his position as general partner and co-founder of Canapi Ventures, Neil L. Underwood has announced that he is stepping down as President of Live Oak Bancshares. William C. (BJ) Losch III, who has been serving as both President of Live Oak Bank and CFO, will add the additional role of President of Live Oak Bancshares effective immediately and will step down as CFO at the end of this year. To fill that role, the board announced Walter J. Phifer as CFO of Live Oak Bancshares and Live Oak Bank effective January 1, 2024.

“Since joining Live Oak eight years ago, I have had the privilege of being part of an exciting company with a business model that is unmatched in the financial services industry,” said Phifer. “I am grateful to continue this journey as CFO and help further the financial health of our organization and our mission to be America’s small business bank.”

Phifer has served as Treasurer since 2019 and has also held the role of Head of Finance, Planning and Analysis since 2022. He brings deep experience to the leadership team as the company continues to deliver innovative banking products, services, and solutions to its customers.

“Walt is poised to lead Live Oak’s financial future and his leadership has been felt here for many years,” said Live Oak Chairman and CEO James S. (Chip) Mahan III. “We are adding another dedicated Live Oaker to the fabric of our leadership team, and we are thrilled to continue revolutionizing banking together.”

Phifer joined the bank in 2015 and brings 18 years of experience in the financial industry, including various finance, treasury, accounting, audit, and deposit analytic roles. Prior to joining Live Oak, Phifer served as the Deposits Finance Manager at Barclays US where he managed the finances and data analytics of a $10 billion deposit portfolio.

He began his career in external audit at Deloitte, based out of the Boston and Philadelphia offices, and earned his Certified Public Accountant certification in 2006. Phifer received a bachelor’s degree in economics and accounting from the College of the Holy Cross in Worcester, MA.

In addition, the Board of Directors recognized Underwood’s career progression and his desire to focus fully on his leadership role at Canapi Ventures, a strategic fintech venture fund, where he has served as general partner and co-founder since its inception in 2020. Underwood will continue to serve as an active member of Live Oak’s Board of Directors.

“I am excited to continue serving Live Oak as a director, while also expanding my focus at Canapi Ventures,” said Underwood. “This is an organic extension of my involvement in two incredible organizations whose missions closely align as they aim to create meaningful solutions for the financial services industry of the future. I am also thrilled to see BJ lead the company into an exciting future where innovation and culture are central to Live Oak’s success.”

Canapi’s Wilmington office will remain on the Live Oak campus, and Underwood will remain a vital part of the Live Oak ecosystem that he helped create.

“We are very pleased to have the caliber of leadership in BJ and Walt at our helm and to have our founders such as Neil remain closely tied to our mission to serve America’s small businesses,” said Mahan.
About Live Oak Bancshares
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.
Contact:
Claire Parker | SVP Corporate Communications
910.597.1592